CONSENT OF ROBERT W. KRONE, CPA
                         and FRANK L. SASSETTI & CO.


The undersigned, Frank L. Sassetti & Co., hereby consents to the use of the audit reports and certifications for the periods ended December 31, 1996, and December 31, 1997 for Fremont Fund, Limited Partnership and to the use of the audit reports and certifications for the period ended December 31, 1996 for Pacult Asset Management, Inc. in the Post Effective Amendment Number Three to Form S-1.

The undersigned hereby further consents to the inclusion of its name and the other information under the section "Experts" in the Post Effective
Amendment Number Three to Form S-1 registration statement to be filed with the Securities and Exchange commission and the states to be selected by the General Partner. Without further consent of the undersigned, the General Partner will cause such changes to the Post Effective Amendment Number Three to Form S-1 as are appropriate in response to the comments of said Commission and administrators and, thereafter, deliver the Prospectus to prospective investors with respect to the offering of up to $5,000,000 aggregate amount of limited partnership interest (the "Units") in Fremont Fund, Limited Partnership.



                                        s/ Robert W. Krone, CPA
                                        Frank L. Sassetti & Co.
                                        6611 West North Avenue
                                        Oak Park, Illinois  60302

                                        (708) 386-1433

Date: July 2, 1998